EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors CDI Corp.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/S/ KPMG LLP

Philadelphia, PA
March 12, 2004